Exhibit 99.1

Eastern Virginia Bankshares Announces Third Quarter Earnings, Declares Dividend

TAPPAHANNOCK, Va.--(BUSINESS WIRE)--October 22, 2010--Eastern Virginia Bankshares (NASDAQ:EVBS) today reported its results of operations for the three and nine months ended September 30, 2010 and announced a dividend declaration.

For the three months ended September 30, 2010, EVBS reported net operating income of $1.6 million, an increase of $10.1 million over the net operating loss of ($8.5) million reported for the same period of 2009. Net income to common shareholders was $1.2 million, or $0.20 per common share, assuming dilution, compared to a net loss of ($8.9) million or ($1.50) per common share in 2009. For the first nine months of 2010, the net operating loss was ($3.0) million, a decrease of $6.5 million over the net operating loss of ($9.6) million reported for the same period of 2009. The net loss to common shareholders decreased to ($4.2) million, or ($0.70) per common share, assuming dilution, compared to a net loss of ($10.7) million in 2009 or ($1.80) per common share. The difference between net operating income (loss) and net income (loss) to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

The return on average assets (ROA) and return on average equity (ROE), on an annualized basis, for the three months ended September 30, 2010 were 0.44% and 6.24%, respectively compared to (3.17%) and (44.83%), respectively for the three months ended September 30, 2009. For the nine months ended September 30, 2010, on an annualized basis, ROA and ROE were (0.50%) and (6.90%), respectively compared to (1.30%) and (16.87%), respectively for the same period of 2009.

Key Highlights

As part of our overall strategy to proactively manage our Company through the challenging economic conditions that continue to affect us, during the third quarter of 2010 the Company successfully executed the sale of $27.8 million in 1-4 residential mortgage loans on a servicing retained basis. This transaction resulted in the Company recording a gain of approximately $1.3 million. Joe A. Shearin, President and Chief Executive Officer, commented, “I am very excited to announce that the Company was able to carry out and execute such an effective strategy. This is just one of the strategies that Senior Management and the Board have been evaluating to position our company for long term success. This sale had several benefits for our company. First, the gain generated from the sale of these loans will allow us to more aggressively work through our more problematic loans. Second, we demonstrated that we can use our loan portfolio as a source of liquidity, which is very important in today’s volatile economic environment. Finally, we are reducing our overall exposure to 1-4 residential mortgage loans.”

Shearin further commented, “throughout the third quarter of 2010, management has continued the detailed evaluation of our credit portfolio given the difficult economic environment. This environment continues to present the banking industry with significant challenges. We continue to see declining real estate values and increased stress on our customers’ ability to pay their loans as agreed, due to historically high unemployment levels. The economic environment remains very weak and continues to negatively impact our loan portfolio. Based on the continued evidence that suggests that economic growth may remain weak for an extended period, we have again increased our provision for loan losses in comparison to the same periods of the prior year. While this action negatively impacts our quarter and results of operations year to date, we feel it is prudent and necessary as we aggressively identify and resolve our problem loans. We remain very diligent and focused on the day-to-day management of the credit quality of our loan portfolio and are fully committed to quickly and aggressively addressing our problem loans. We believe the additional provision for loan losses is a prudent measure against potential losses inherent in the portfolio and are confident that our capital is sufficient to remain above well capitalized thresholds as we manage our company through these difficult times. In addition, I am pleased to announce that our Board of Directors declared a dividend of $0.01 per share payable on November 15, 2010 to shareholders of record as of November 1, 2010.”

Operations Analysis

Net interest income for the three months ended September 30, 2010 was $9.1 million, an increase of $1.1 million or 13.4% over the same quarter of last year. This increase was primarily due to an increase in the net interest margin (tax equivalent basis) from 3.17% in the third quarter of 2009 to 3.59% for the third quarter of 2010. Net interest income for the nine months ended September 30, 2010 was $27.1 million, an increase of $3.3 million or 13.8% over the same period of last year. The year-over-year increase in the net interest margin was driven by lower deposit costs due to our deposit re-pricing strategy over the last year, substantial reductions in the level of time deposits, and increased levels of demand deposits and lower rate interest-bearing transactional accounts. This has resulted in the average cost of interest-bearing deposits falling 89 basis points to 1.66% for the nine months ended September 30, 2010, while the yield on average interest-earning assets declined only 28 basis points to 5.36% for the same period.

Noninterest income for the three months ended September 30, 2010 was $3.5 million, an increase of $16.7 million over the noninterest loss of ($13.2) million reported for the same period of 2009. For the third quarter of 2010, noninterest income includes $1.3 million in gains on the sale of loans and $925 thousand in gains on the sale of investment securities, while during the third quarter of 2009, noninterest loss includes $3 thousand in gains on the sale of investment securities and $15.0 million in impairment losses on investment securities. In addition, the three months ended September 30, 2010 included $500 thousand in impairment losses related to valuation adjustments on other real estate owned (OREO) which was not present during the same period of 2009. For the nine months ended September 30, 2010, noninterest income was $8.8 million, compared to a noninterest loss of ($13.9) million for the same period of 2009. In addition to the aforementioned items affecting the quarter-over-quarter comparison of noninterest income (loss), during the nine months ended September 30, 2010, noninterest income included a $604 thousand gain on bank owned life insurance which was not present during the same period of 2009.

Noninterest expense for the three months ended September 30, 2010 was $9.0 million, an increase of $1.7 million over the $7.3 million reported for the three months ended September 30, 2009. For the nine months ended September 30, 2010, noninterest expense was $25.7 million, compared to $22.7 million for the same year to date period of 2009. Salaries and employee benefits increased $1.1 million year-over-year due to a decrease in deferred loans costs and an increase in employee related benefits. Marketing and advertising increased $435 thousand year-over-year due to increased media ads and other programs related to our 100th anniversary celebration. Lending expenses increased $935 thousand year-over-year primarily due to higher collection and repossession expenses related to non-performing loans. Merger related expenses decreased $526 thousand year-over-year due to the termination of the merger agreement with First Capital Bancorp during the fourth quarter of 2009.

Balance Sheet and Asset Quality

For the three months ended September 30, 2010, the provision for loan losses were $1.6 million, an increase of $700 thousand over the $850 thousand reported for the same period of 2009. Total net charge-offs for the third quarter of 2010 were $3.2 million compared to $972 thousand for the same period one year earlier. For the nine months ended September 30, 2010, the provision for loan losses were $16.0 million, an increase of $13.5 million over the $2.5 million reported for the same period in 2009. Total net charge-offs for the year to date period September 30, 2010 were $9.8 million compared to $1.7 million for the first nine months of 2009. As of September 30, 2010, the allowance for loan losses represented 2.29% of total loans, down from 2.37% at June 30, 2010 and up from 1.35% at September 30, 2009. As of September 30, 2010, this allowance covers 97.03% of nonaccrual loans and 49.46% of nonperforming loans.

For the third quarter of 2010, net charge-offs to average loans outstanding were 1.51% compared to 0.46% for the third quarter of 2009. Net charge-offs to average loans outstanding for the nine months ended September 30, 2010 were 1.54% compared to 0.27% for the same nine month period in 2009. Nonperforming assets to total loans and other real estate owned (OREO) was 5.61% as of September 30, 2010, compared to 4.91% as of June 30, 2010 and to 3.39% at September 30, 2009. Nonperforming assets were $45.5 million as of September 30, 2010, compared to $41.7 million as of June 30, 2010 and $28.8 million as of September 30, 2009. Of these assets, nonaccrual loans, the single largest category in nonperforming loans, were $19.0 million at September 30, 2010, compared to $23.1 million at June 30, 2010 and $13.7 million at September 30, 2009. Included in nonperforming assets are loans classified as troubled debt restructurings (TDRs). In general, the modification or restructuring of a loan constitutes a TDR when we grant a concession to a borrower experiencing financial difficulty. As of September 30, 2010, TDR loans were $10.3 million, compared to $9.3 million at June 30, 2010 and $4.9 million at September 30, 2009.

Total assets increased $9.7 million or 0.9% between September 30, 2009 and September 30, 2010. Between September 30, 2009 and September 30, 2010, investment securities increased $48.2 million or 29.5% to $211.2 million, and are up $61.3 million from June 30, 2010. Loans, net of unearned income decreased $40.7 million from September 30, 2009 to $803.4 million at September 30, 2010 and are down $49.7 million from $853.1 million as of December 31, 2009. Total deposits decreased $4.8 million or 0.6% from $851.8 million at September 30, 2009 to $847.0 million at the end of the third quarter 2010. Year to date average investment securities were $137.7 million as of September 30, 2010, a decrease of $9.6 million or 6.5% compared to the same period in 2009. Year to date average loans were $850.4 million as of September 30, 2010, an increase of $19.2 million or 2.3% compared to the same period in 2009. Year to date average total deposits were $853.7 million as of September 30, 2010, an increase of $4.8 million or 0.6% compared to the same period in 2009.

Forward-Looking Statements

Certain statements contained in this report that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can generally be identified by the use of words such as “may,” “will,” “should,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” or words of similar meaning. These statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Such forward-looking statements involve known and unknown risks including, but not limited to:

  changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;
  the strength of the economy in our target market area, as well as general economic, market, or business conditions;
  changes in the interest rates affecting our deposits and our loans;
  our ability to assess and manage our asset quality;
  an insufficient allowance for loan losses as a result of inaccurate assumptions;
  the loss of any of our key employees;
  changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;
  our ability to manage growth;
  our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  our ability to maintain internal control over financial reporting;
  our ability to raise capital as needed by our business;
  our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;
  changes in laws, regulations and the policies of federal or state regulators and agencies; and
  other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

	Selected Financial Information	Three months ended		Nine months ended
	(dollars in thousands, except per share data)	September 30,		September 30,
	Statement of Operations	2010	2009	2010	2009
	Interest and dividend income	$13,568	$14,047	$40,622	$42,636
	Interest expense	4,428	5,990	13,525	18,823
	Net interest income	9,140	8,057	27,097	23,813
	Provision for loan losses	1,550	850	16,025	2,500
	Net interest income after provision for loan losses	7,590	7,207	11,072	21,313

	Service charges and fees on deposit accounts	1,026	976	2,816	2,858
	Other operating income	381	385	1,023	1,084
	Debit/credit card fees	331	309	985	893
	Gain on sale of available for sale securities, net	925	3	2,455	40
	Gain on sale of fixed assets	1	-	18	-
	Gain on sale of other real estate owned	23	107	103	132
	Impairment losses on other real estate owned	(500)	-	(500)	-
	Gain on sale of loans	1,340	-	1,340	-
	Gain on bank owned life insurance	-	-	604	-
	Impairment/charge-offs - securities	-	(14,980)	(77)	(18,919)
	Noninterest income (loss)	3,527	(13,200)	8,767	(13,912)

	Salaries and employee benefits	4,275	3,602	12,569	11,469
	Occupancy and equipment	1,237	1,272	3,866	3,807
	FDIC expense	818	300	1,838	1,407
	Other noninterest expenses	2,669	2,156	7,382	6,062
	Noninterest expenses	8,999	7,330	25,655	22,745

	Income (loss) before income taxes	2,118	(13,323)	(5,816)	(15,344)
	Income tax expense (benefit)	532	(4,805)	(2,769)	(5,778)
	Net income (loss)	$1,586	$(8,518)	$(3,047)	$(9,566)
	Less: Effective preferred dividend	373	372	1,119	1,086
	Net income (loss) available to common shareholders	$1,213	$(8,890)	$(4,166)	$(10,652)
Income (loss) per common share:	basic	$0.20	$(1.50)	$(0.70)	$(1.80)
	diluted	$0.20	$(1.50)	$(0.70)	$(1.80)
	Dividends per share, common	$0.01	$0.05	$0.11	$0.26
	Selected Ratios
	Return on average assets	0.44%	-3.17%	-0.50%	-1.30%
	Return on average common equity	6.24%	-44.83%	-6.90%	-16.87%
	Net interest margin (tax equivalent basis)	3.59%	3.17%	3.60%	3.19%
	Period End Balances
	Loans, net of unearned income	$803,397	$844,113	$803,397	$844,113
	Total assets	1,115,410	1,105,716	1,115,410	1,105,716
	Total deposits	847,036	851,813	847,036	851,813
	Total borrowings	156,136	136,904	156,136	136,904
	Total capital	102,488	103,465	102,488	103,465
	Shareholders' equity	78,488	79,465	78,488	79,465
	Book value per common share	13.15	13.40	13.15	13.40
	Average Balances
	Loans, net of unearned income	$838,784	$838,237	$850,368	$831,193
	Total earning assets	1,028,878	1,037,009	1,027,202	1,024,992
	Total assets	1,101,836	1,112,732	1,103,430	1,097,816
	Total deposits	855,384	860,243	853,747	848,932
	Total borrowings	136,340	135,487	135,833	136,167
	Total capital	101,069	102,675	104,738	100,601
	Shareholders' equity	77,069	78,675	80,738	84,411
	Asset Quality at Period End
	Allowance for loan losses	18,398	11,364	18,398	11,364
	Nonperforming assets	45,505	28,770	45,505	28,770
	Net charge-offs	3,198	972	9,782	1,677
	Net charge-offs to average loans	1.51%	0.46%	1.54%	0.27%
	Allowance for loan losses to period end loans	2.29%	1.35%	2.29%	1.35%
	Nonperforming assets to total loans & OREO	5.61%	3.39%	5.61%	3.39%
	Other Information
	Number of shares outstanding - period end	5,986,564	5,959,762	5,986,564	5,959,762
	Average shares outstanding - basic	5,982,356	5,926,293	5,973,167	5,915,426
	Average shares outstanding - diluted	5,982,356	5,926,293	5,973,167	5,915,426

CONTACT:
Eastern Virginia Bankshares, Inc.
Doug Haskett
Chief Financial Officer
Voice: (804) 443-8460
Fax: (804) 445-1047